SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*







                         Arch Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          COMMON STOCK ($.01 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    039381504
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|       Rule 13d-1(b)

        |X|       Rule 13d-1(c)

        |_|       Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Investment Corporation
             -------------------------------------------------------------------
                  22-2514825
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           4,038,719
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      4,038,719
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            4,038,719
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      7.9%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Paul Tudor Jones, II
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            USA
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power            4,262,975
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power       4,262,975
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             4,262,975
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      8.3%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          IN
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor BVI Futures, Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization       British Virgin Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             993,556
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        993,556
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              993,556
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      1.9%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.        039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  Tudor Proprietary Trading, L.L.C.
             -------------------------------------------------------------------
                  13-3720063
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             224,256
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        224,256
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              224,256
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.4%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          OO
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
               The Raptor Global Fund L.P.
             -------------------------------------------------------------------
                    13-3735415
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          PN
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Raptor Global Fund Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization          Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   0
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power              0
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Upper Mill Capital Appreciation Fund Ltd.
             -------------------------------------------------------------------

             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization       Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power             212,527
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power        212,527
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              212,527
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.4%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Raptor Global Portfolio Ltd.
             -------------------------------------------------------------------
                  98-0211544
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization       Cayman Islands
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           2,821,986
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      2,821,986
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            2,821,986
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      5.5%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          CO
--------------------------------------------------------------------------------

CUSIP No.         039381504
--------------------------------------------------------------------------------
     1)      Names of Reporting Person
             S.S. or I.R.S. Identification No. of Above Person
                  The Altar Rock Fund L.P.
             -------------------------------------------------------------------
                  06-1558414
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
     2)      Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                ----------------------------------------------------------------
             (b)         X
                ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3)      SEC Use Only
                         -------------------------------------------------------
--------------------------------------------------------------------------------
     4)      Citizenship or Place of Organization            Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                     0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power              10,650
Owned by Each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power                0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power         10,650
--------------------------------------------------------------------------------
     9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               10,650
--------------------------------------------------------------------------------
    10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
--------------------------------------------------------------------------------
    11)      Percent of Class Represented by Amount in Row 9      0.0%
--------------------------------------------------------------------------------
    12)      Type of Reporting Person (See Instructions)          PN
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Arch Communications Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1800 West Park Drive
               Suite 250
               Westborough, MA 01581

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Raptor Global Fund L.P. ("Raptor L.P.")
               The Raptor Global Fund Ltd. ("Raptor Ltd.")
               The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill") The Altar Rock Fund L.P. ("Altar Rock")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT, Altar Rock and Raptor L.P. is:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of each of Tudor BVI, Raptor Ltd., Raptor Portfolio and Upper Mill is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               Mr. Jones is a citizen of the United States
               Raptor L.P. and Altar Rock are Delaware limited partnerships TPT is a Delaware limited liability company
               Raptor Ltd., Raptor Portfolio and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               039381504

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 1999).

         (a) Amount Beneficially Owned:  See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote
                    See Item 5 of cover pages
                    -------------------------
             (ii)   shared power to vote or to direct the vote
                    See Item 6 of cover pages
                    -------------------------
             (iii) sole power to dispose or to direct the disposition of See Item 7 of cover pages
                    -------------------------
             (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                    -------------------------

               The shares (including shares issuable upon the exercise of warrants) of Common Stock reported herein as beneficially owned are owned directly by Tudor BVI (960,139 shares and warrants to purchase 33,417 shares), TPT (216,075 shares and warrants to purchase 8,181 shares), Raptor L.P. (0 shares and warrants to purchase 0 shares), Raptor Ltd. (0 shares and warrants to purchase 0 shares), Raptor Portfolio (2,745,589 shares and warrants to purchase 76,397 shares), Altar Rock (10,650 shares and warrants to purchase 0 shares) and Upper Mill (204,346 shares and warrants to purchase 8,181 shares). Because TIC is the sole general partner of Raptor L.P. and Altar Rock and provides investment advisory services to Raptor Ltd., Tudor BVI, Raptor Portfolio and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

                  On October 1, 1999, each of Raptor L.P. and Raptor Ltd. transferred their entire interest in the Company to Raptor Portfolio, their wholly-owned affiliate.

Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Dated: February 14, 2000

                                   TUDOR INVESTMENT CORPORATION


                                   By:       /s/ Andrew S. Paul
                                       ----------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel


                                       /s/ Paul Tudor Jones, II
                                   --------------------------------------------
                                       Paul Tudor Jones, II


                                   TUDOR BVI FUTURES, LTD.

                                   By: Tudor Investment Corporation,
                                       Trading Advisor


                                       By:      /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel

                                   TUDOR PROPRIETARY TRADING, L.L.C.


                                   By:       /s/ Andrew S. Paul
                                       ----------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel


                                   THE RAPTOR GLOBAL FUND L.P.

                                   By: Tudor Investment Corporation,
                                       General Partner


                                       By:      /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel

                                   THE RAPTOR GLOBAL FUND LTD.

                                   By: Tudor Investment Corporation,
                                       Investment Advisor


                                       By:      /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                   THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                   By: Tudor Investment Corporation,
                                       Sub-Investment Manager


                                       By:          /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                   THE ALTAR ROCK FUND L.P.

                                   By: Tudor Investment Corporation,
                                       General Partner


                                       By:      /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel


                                   THE RAPTOR GLOBAL PORTFOLIO LTD.

                                   By: Tudor Investment Corporation,
                                       Investment Advisor


                                       By:      /s/ Andrew S. Paul
                                           ------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel